                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the Commission
                                             Only (as permitted by Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             PORTAL SOFTWARE, INC.
                (Name of Registrant as Specified in its Charter)

                                   Registrant
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:


  (2)  Aggregate number of securities to which transaction applies:


  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                             PORTAL SOFTWARE, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 26, 2000

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Portal Software, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, July 26, 2000 at 10:00 a.m. at The Hilton Garden Inn Cupertino, 10741 North Wolfe Road, Cupertino, CA 95014, for the following purposes:

  1. To elect one Class I director to serve a three-year term expiring upon the 2003 Annual Meeting of Stockholders or until a successor is duly elected and qualified;

  2. To approve an amendment to the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 250,000,000 to 1,000,000,000 shares;

  3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 31, 2001;

  4. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only stockholders of record at the close of business on May 31, 2000 are entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage prepaid envelope provided for that purpose. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be signed and returned to assure that all your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. Any stockholder attending the meeting may vote in person even if he or she returned a Proxy.

                                          By Order of the Board of Directors

                                          Mitchell L. Gaynor
                                          Vice President, General Counsel, and
                                           Secretary

Cupertino, California
May 29, 2000

                             PORTAL SOFTWARE, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

              INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Portal Software, Inc. (the "Company" or "Portal"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, July 26, 2000 at 10:00 a.m. at The Hilton Garden Inn Cupertino, 10741 North Wolfe Road, Cupertino, CA 95014 , or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Company's principal executive offices are located at 10200 South De Anza Boulevard, Cupertino, California 95014, and its telephone number at that location is (408) 572-2000.

   These Proxy materials were mailed to stockholders on or about June 9, 2000.

Record Date; Outstanding Shares

   Only stockholders of record at the close of business on May 31, 2000 (the "Record Date") are entitled to receive notice of and to vote at the meeting. The outstanding voting securities of the Company on May 26, 2000 consisted of 160,912,502 shares of Common Stock. No shares of Preferred Stock are outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company. The closing market price of the Company's Common Stock on the Nasdaq National Market on May 26, 2000 was $36.50 per share.

Voting and Revocability of Proxies

   If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the director proposed by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR approval of Proposals 2 and 3 described in the this Proxy Statement. The enclosed Proxy is revocable at any time before its use by delivery to the Company of a written notice of revocation or a duly executed Proxy bearing a later date. If a person who has executed and returned a Proxy is present at the meeting and wishes to vote in person, he or she may elect to do so; and any such vote in person will automatically revoke the power of the proxy holders to vote his or her Proxy.

Voting and Solicitation

   Each share of Common Stock issued and outstanding as of the Record Date shall have one vote on each of the matters presented herein. Stockholders do not have the right to cumulate votes in the election of directors. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "For", "Against" or "Withheld From" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions and broker non-votes also will be counted by the Company as present at the meeting for purposes of determining the presence of a quorum. Abstentions will be counted by the Company in determining the total number of Votes Cast with respect to a proposal (other than the election of directors) and, therefore, will have the same effect as a vote against the proposal. With respect to Proposal 2, the approval of a majority of the Company's outstanding Common Stock as of the Record Date is required. Therefore, broker non-votes will have the same effect as a vote against the proposal. With respect to all other proposals, broker non-votes will not be counted in determining the number of Votes Cast with respect to a proposal and, therefore, will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

   The cost of soliciting Proxies will be borne by the Company. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone, electronic mail or facsimile. In addition, the Company has retained the services of Georgeson & Company, Inc. to assist in the solicitation of proxies for an estimated fee of $8,500 plus reimbursement of expenses. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's Annual Meeting of Stockholders to be held in 2001 must be received by the Company no later than February 10, 2001 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

   In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to vote for or against any stockholder proposal presented at that meeting, unless the Company receives notice of that proposal not later than April 25, 2001.

Share Ownership by Principal Stockholders and Management

   The following table sets forth the beneficial ownership of Common Stock of the Company as of April 30, 2000 as to (a) each current director and nominee for director; (b) each executive officer and former executive officer named in the Summary Compensation Table (hereafter referred to as the "named executive officers"); (c) all current directors and executive officers as a group; and
(d) each person known to the Company to beneficially own at that time more than 5% of the outstanding shares of Portal's Common Stock. Unless otherwise specified, the address of each beneficial owner is 10200 South De Anza Boulevard, Cupertino, California 95014.

                                                         Shares    Approximate
                                                      Beneficially Percent of
              Name of Beneficial Owner                 Owned (1)   Class Owned
              ------------------------                ------------ -----------
Entities affiliated with Accel Partners (2)..........  17,530,844     10.90%
 428 University Avenue
 Palo Alto, CA 94301
John E. Little (3)...................................  35,203,828     21.89%
David S. Labuda (4)..................................  11,480,645      7.14%
Jack L. Acosta (5)...................................     650,502         *
William T. Coleman (6)...............................     443,334         *
Kevin P. Mosher (7)..................................   1,105,502         *
Arthur C. Patterson (2)..............................  17,530,844     10.90%
David C. Peterschmidt (8)............................     399,834         *
Steven R. Sommer (9).................................   1,175,500         *
Edward J. Zander (10)................................     596,002         *
All current executive officers and directors as a
 group (13 persons) (11).............................  69,793,742     43.41%

--------
  *   Less than one percent.
 (1) The table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated, each of the stockholders named in the table has sole voting and investment power with respect to all securities shown as beneficially owned, subject to community property laws where applicable and to the information contained in the footnotes to the table.
 (2) Represents 1,826,519 shares held by Accel Internet/Strategic Technology Fund LP, 811,794 shares held by Accel Investors "96 LP, 270,598 shares held by Accel Keiretsu V LP, 12,830 shares held by Accel Keiretsu V Associates LLC, 13,631,266 shares held by Accel V LP, 2,755 shares held by Accel Investors '99 L.P., 419,712 shares held by ACP Family Partnership L.P. and 360,132 shares held by Ellmore C. Patterson
      Partners (collectively the "Accel Partnerships"). Mr. Patterson is a managing member of Accel Partners, the General Partner of each of the Accel Partnerships, and a director of Portal. However, Mr. Patterson disclaims beneficial ownership of all these shares, except to the extent of his pecuniary interest in the Accel Partnerships.
 (3) Includes 66,666 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

 (4) Includes 33,331 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 30, 2000. Includes 9,105,140 shares held in trust by Mr. Labuda as trustee of the David S. Labuda Separate Property Trust U/D/T dated December 30, 1998. Also includes 1,646,400 shares held in trust by Mr. Labuda and Cindy A. Labuda, Mr. Labuda's wife, as trustees of the Labuda Community Trust U/D/T dated December 30, 1998. Also includes 400,772 shares of common stock held by Cindy A. Labuda, trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated December 30, 1998 and 280,000 shares held in the name of the Kira Anne Labuda Trust dated 12/31/97. Mr. Labuda disclaims beneficial ownership of all of these latter 680,772 shares.

 (5) Includes 648,000 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
 (6) Includes 137,500 shares of common stock subject to Portal's right of repurchase as of the date 60 days after April 30, 2000. This repurchase right lapses with respect to 6,250 shares per month.
 (7) Includes 253,137 shares of common stock subject to Portal's right of repurchase as of the date 60 days after April 30, 2000. This repurchase right lapses with respect to 28,125 shares per month. Includes 262,496 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
 (8) Includes 137,500 shares of common stock subject to Portal's right of repurchase as of the date 60 days after April 30, 2000. This repurchase right lapses with respect to 6,250 shares per month.
 (9) Includes 120,000 shares held in trust for Allison Sommer, 120,000 shares held in trust for Julia Sommer and 120,000 shares held in trust for Rachel Sommer. Mr. Sommer disclaims beneficial ownership of all of these 360,000 shares. Includes 584,908 shares of common stock subject to Portal's right of repurchase as of the date 60 days after April 30, 2000. This repurchase right lapses with respect to 44,991 shares per month. Includes 69,998 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(10) Includes 136,115 shares of common stock which are subject to Portal's right of repurchase as of the date 60 days after April 30, 2000. Such repurchase right lapses as to 9,722 shares per month.
(11) Includes 1,204,046 shares of common stock subject to Portal's right of repurchase as of the date 60 days after April 30, 2000 and 1,543,516 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

Directors

   The Company currently has five directors divided among three classes as follows: Class I--Arthur Patterson and William Coleman; Class II--Edward Zander; and Class III--John Little and David Peterschmidt. Mr. Coleman has decided not to stand for reelection and will cease to be a director as of the Annual Meeting. On March 17, 2000, the Board of Directors reduced the number of authorized directors to four, and upon the expiration of Mr. Coleman's term at the Annual Meeting, the number of Class I directors will decrease to one.

   One Class I director is to be elected at the Annual Meeting for a three-year term ending at the annual meeting of stockholders in 2001. The Board has nominated Arthur Patterson for election as the Class I director. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for Mr. Patterson. In the event that the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. The Company is not aware of any reason that Mr. Patterson will be unable or will decline to serve as a director. Under the Company's Bylaws, stockholders may nominate other individuals for election as directors only if the proposed nomination is set forth in a written notice to the Company's Secretary that complies with certain requirements described below under the caption "Other Matters".

   Certain information regarding the nominee and the incumbent members of the Board whose terms will continue after the Annual Meeting is set forth below:

                                                                         Current
                                                                          Term
                      Name of Director or Nominee                    Age Expires
                      ---------------------------                    --- -------
   Arthur C. Patterson..............................................  56  2000
   Edward J. Zander.................................................  53  2001
   John E. Little...................................................  42  2002
   David C. Peterschmidt............................................  52  2002

   John E. Little. Mr. Little founded Portal in March 1985 and has been Chief Executive Officer and a Director since its inception. In addition, Mr. Little served as President from inception to March 1996 and has served as President since November 1996. Prior to founding Portal, Mr. Little was an independent consultant for a number of companies including Knight-Ridder Inc., AT&T Corp., Raytheon Company, Dow Jones News Retrieval, a subsidiary of Dow Jones & Company, Inc., Victor Company of Japan (JVC) and Sun Microsystems, Inc.

   Arthur C. Patterson. Mr. Patterson has been a Director of Portal since March 1996. Mr. Patterson is a founder and General Partner of Accel Partners, a venture capital firm. Mr. Patterson invests in enterprise software and communications services companies. Mr. Patterson also serves as a director of PageMart Wireless, Inc., a communications services company, Unify Corporation, an enterprise software company, Actuate Software Corporation, an enterprise reporting software company, Viasoft, Inc., a software tools company, as well as several private enterprise software and communications companies.

   David C. Peterschmidt. Mr. Peterschmidt has served as a Director of Portal since April 1998. Mr. Peterschmidt has been President, Chief Executive Officer and a Director of Inktomi Corporation, an internet search engine company, since July 1996. He was appointed Chairman of the Board of Directors of Inktomi in December 1997. From 1991 through June 1996, he served as Chief Operating Officer and Executive Vice President of Sybase. Mr. Peterschmidt also served as a Captain in the United States Air Force for nine years, where he was Lead Contract Negotiator on Rockwell International's B1 Bomber Program.

   Edward J. Zander. Mr. Zander has been a Director of Portal since August 1997. Mr. Zander has served as President of Sun Microsystems since April 1999 and as Chief Operating Officer since January 1998. From February 1995 until January 1998, Mr. Zander served as President of Sun Microsystems Computer Company, a subsidiary of Sun Microsystems. From January 1991 to February 1995, Mr. Zander was President of SunSoft, Inc., the software subsidiary of Sun Microsystems. From October 1987 to January 1991, Mr. Zander was Vice President of Marketing at Sun Microsystems. Mr. Zander also serves as a director of Documentum, Inc., a developer of Internet and client/server software-based solutions, Rhythms NetConnections Inc., a provider of broadband local access communications services and the Jason Foundation for Education.

Board Meetings and Committees

   The Board of Directors held seven meetings during the fiscal year ended January 31, 2000. The Board has an Audit Committee, a Compensation Committee and a Stock Committee. The Board has no committee performing the functions of a nominating committee. No incumbent director who was a director during the year ended January 31, 2000 attended fewer than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served.

   The Audit Committee currently consists of directors Arthur Patterson and David Peterschmidt. The Audit Committee held seven meetings during the last fiscal year. The Audit Committee recommends the engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles, its system of internal accounting controls, the charter and projects undertaken by the Company's internal audit function and the adequacy of the Company's financial reports. In connection with these reviews, the Audit Committee meets with appropriate financial personnel of the Company and the organizations responsible for internal audit.

   The Compensation Committee currently consists of directors Arthur Patterson, David Peterschmidt and Edward Zander. The Compensation Committee held three meetings during the last fiscal year. The principal functions of the Compensation Committee are to review and approve the Company's executive compensation policies and programs and, under certain circumstances, to administer the Company's Stock Option and Employee Stock Purchase Plans.

   The Stock Committee, currently consisting of John Little, is authorized to make grants of stock options within authorized limits to employees who are not executive officers of the Company. The Stock Committee acted by unanimous written consents and held no meetings during the last fiscal year.

Director Compensation

   In fiscal year 2000 non-employee directors received no cash fees in connection with their service on the Board of Directors and its committees.

   Pursuant to the Automatic Option Grant Program in effect under the Company's 1999 Stock Incentive Plan, on the date of the each Annual Stockholders Meeting, beginning with the 2000 Annual Meeting, each of the continuing non-employee Board members who has served in such capacity for at least 6 months will receive an option grant for 12,000 shares with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date. Each option will have a maximum term of ten (10) years measured from the grant date, subject to the earlier termination upon the optionee's cessation of Board service. The option will be immediately for all the option shares as fully-vested shares.

   The 1999 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. At this time, Portal does not anticipate paying any annual retainer fee or other cash compensation to any non-employee members of the board of directors.

Required Vote

   The nominee for director receiving the highest number of affirmative votes of the shares of the Company's Common Stock voted at the Annual Meeting shall be elected as the Class I director. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum but will have no other effect.

   The Board of Directors recommends that the stockholders vote "FOR" election of Arthur Patterson as the Class I director of the Company.

                                   PROPOSAL 2

   APPROVAL OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   The Company's Amended and Restated Certificate of Incorporation (the "Certificate") presently provides that the Company is authorized to issue two classes of stock consisting of 250,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. In March 2000, the Board of Directors authorized an amendment to the Certificate, subject to stockholder approval, to increase the authorized number of shares of Common Stock to 1,000,000,000 shares. The stockholders are being asked to approve such amendment to the Certificate. The proposed amendment would give the Board the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances except as may be required by applicable law.

   The Company currently has 250,000,000 authorized shares of Common Stock. As of May 26, 2000, 160,912,502 shares of Common Stock were issued and outstanding. In addition, as of May 26, 2000 8,374,122 shares were reserved for future grant or for issuance upon the exercise of outstanding options under the 1999 Stock Incentive Plan; and 6,279,128 shares were reserved for future sale under the 1999 Employee Stock Purchase Plan.

   The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to permit future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets or to establish a strategic relationship with a corporate partner. The Board of Directors has no present agreement or arrangement to issue any such shares. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

   The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting Portal's earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The holders of Common Stock of the Company have no preemptive rights.

Required Vote

   The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or broker non-vote will have the same effect as a vote against the proposal.

   The Board of Directors has unanimously approved the amendment to the Certificate and recommends that the stockholders vote FOR this proposal.

                                   PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending January 31, 2001 and recommends that the stockholders ratify such selection. In the event of a negative vote, the Board will reconsider its selection. Ernst & Young LLP (or its predecessor) has audited the Company's annual financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

   The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 2001.

                             EXECUTIVE COMPENSATION

Summary Compensation

   The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated (determined based on fiscal year 2000 salary and bonus) current executive officers of the Company (the "named executive officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended January 31, 2000, 1999 and 1998. No executive officer who would otherwise be included in such table on the basis of salary and bonus earned for the 2000 fiscal year resigned or terminated employment during that fiscal year.

                                                                              Long-Term
                                                                             Compensation
                                             Annual Compensation                Awards
                           ------ ------------------------------------------ ------------
                                                                              Number of
    Name and Principal                                                          Shares
 Position in Fiscal Year   Fiscal                               Other Annual  Underlying
           2000             Year  Salary ($) (1) Bonus ($) (2)  Compensation   Options
 -----------------------   ------ -------------- -------------  ------------ ------------
 John E. Little..........   2000     $260,015      $238,250              --     400,000
  Chairman of the
   Board,................   1999     $185,000      $ 40,000              --           0
  President and Chief
   Executive.............   1998     $204,271      $ 20,000              --           0
  Officer
 Jack L. Acosta..........   2000     $200,636      $122,179              --           0
  Vice President Finance
   and...................   1999     $      0      $ 25,000(3)           --   2,160,000
  Chief Financial
   Officer...............    --
 David S. Labuda.........   2000     $203,860      $127,067              --     200,000
  Chief Technology
   Officer...............   1999     $208,000      $ 52,000              --           0
                            1998     $217,331      $ 48,000              --           0
 Kevin P. Mosher.........   2000     $200,202      $122,179              --     900,000
  Vice President, Sales..   1999     $140,000      $110,000              --           0
                            1998     $122,500      $ 55,090              --   1,350,000
 Steven R. Sommer........   2000     $210,570      $130,679              --     240,000
  Vice President,
   Marketing.............   1999     $180,000      $ 50,000              --           0
  and Business
   Development...........   1998     $ 85,106      $ 12,500              --   2,159,592

--------
 (1) Salary includes amounts earned in the year indicated but deferred pursuant to the Company's 401(k) savings plan
 (2) Bonuses for each year include amounts earned for such year, even if paid in a subsequent year, and exclude bonuses paid during such year that were earned for a prior year.
 (3)  Sign-On bonus.

Stock Option Grants in Last Fiscal Year

   The following table contains information concerning the grant of stock options in fiscal year 2000 to the named executive officers and the potential realizable value of such stock options at assumed annual rates of stock appreciation over the terms of such stock options. No stock appreciation rights were granted to the named executive officers during fiscal year 2000.

                                                                     Potential Realizable
                                                                       Value at Assumed
                                                                    Annual Rates of Stock
                                                                    Price Appreciation for
                       Individual Grants (1)                           Option Term (2)
------------------------------------------------------------------- ----------------------
                         Number of  % of Total
                           Shares     Options   Exercise
                         Underlying Granted to   Price
                          Options    Employees     Per   Expiration
          Name            Granted   in FY 2000  Share(3)    Date        5%         10%
          ----           ---------- ----------- -------- ---------- ---------- -----------
John E. Little..........  400,000      3.05%     $27.00   10/05/09  $6,792,021 $17,212,391
Jack L. Acosta..........        0       --          --         --          --          --
David S. Labuda.........  200,000      1.53%     $27.00   10/05/09  $3,396,010 $ 8,606,195
Kevin P. Mosher.........  900,000      6.86%     $ 5.00   03/31/09  $2,830,009 $ 7,171,029
Steven R. Sommer........  240,000      1.83%     $ 5.00   03/31/09  $  754,668 $ 1,912,487

--------
 (1) All options in the table have an exercise price equal to the fair market value on the date of grant and will become exercisable in 48 successive equal monthly installments upon the optionee's completion of each month of service over the 48-month period measured from the grant date (October 6, 1999 for the grants made to Messrs. Little and Labuda and April 1, 1999 for the grants made to Messrs. Mosher and Sommer). All of the options have a 10-year term, subject to earlier termination following the optionee's cessation of employment. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option that is not fully exercisable shall be accelerated and become fully exercisable unless the successor corporation agrees to assume all outstanding options or substitute equivalent options therefor.

 (2) The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projections of future Common Stock prices. Based on the specified 5% and 10% assumed rates of appreciation, the approximate market price per share at the end of ten years of options (i) with an exercise price of $27.00 would be approximately $43.98 and $70.03, respectively; and (ii) with an exercise price of $5.00 would be approximately $8.14 and $12.97, respectively.

 (3) The exercise price may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state withholding taxes to which the optionee may become subject in connection with such exercise.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table provides information with respect to the named executive officers concerning the exercise of options during the last fiscal year and the number and value of unexercised options held as of the end of the last fiscal year. No stock appreciation rights were exercised by the named executive officers during the last fiscal year, and no stock appreciation rights were held by them at the end of that year.

                                                      Number of Shares
                                                   Underlying Unexercised   Value of Unexercised In-
                                                   Options at Fiscal Year-    the-Money Options at
                                                             End              Fiscal Year- End (2)
                                                  ------------------------- -------------------------
                           Shares     Aggregate
                         Acquired on    Value
          Name            Exercise   Realized (1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -----------  ----------- ------------- ----------- -------------
John E. Little..........         0             0     24,998       375,002   $   565,579  $ 8,484,420
Jack L. Acosta..........   300,000   $11,530,610    600,000     1,260,000   $38,974,960  $60,847,416
David S. Labuda.........         0             0     12,498       187,502   $   202,766  $ 4,242,232
Kevin P. Mosher.........         0             0    168,746       731,254   $ 7,530,290  $32,632,209
Steven R. Sommer........         0             0     45,000       195,000   $ 2,008,124  $ 8,701,874

--------
 (1) Market value of underlying securities on the date of exercise, minus the exercise price.
 (2) Market value of underlying securities on January 31, 2000 ($49.625 per share), minus the exercise price of in-the-money options.

Board Compensation Committee Report on Executive Compensation

   Compensation Committee Report. The Compensation Committee of the Board currently consists of three outside directors. The Compensation Committee believes that the Company's executive compensation programs should enable the Company to attract and retain strong performers. The Company's compensation programs motivate the senior management team to achieve or exceed key objectives by making individual compensation directly dependent on the Company's achievement of financial goals and by providing significant rewards for exceeding those goals. The Committee believes that strong financial performance, on a sustained basis, is the surest way for the Company to positively affect long-term stockholder return.

   Compensation Program Considerations. The Company takes the following factors into consideration in designing various executive compensation programs:

   (a) Compensation positioning and comparative framework.

   In order to attract and retain the talent that it needs to meet corporate objectives, the Company's executive compensation programs are designed to deliver overall cash compensation and employee benefits competitive with comparable technology companies if corporate objectives are achieved and, if objectives are exceeded, to deliver compensation that is in some cases above the median paid by comparable companies. Bonuses are tied closely to corporate performance, such that actual awards vary considerably according to overall Company performance.

   The Company uses market compensation information obtained through technology company surveys, customized surveys, and consulting arrangements to establish appropriate compensation levels at target, exceptional, or below target performance. In determining fiscal year 2000 compensation, the Company used information obtained in two broad market surveys of primarily publicly-held technology companies, one covering approximately 76 high technology companies and one covering 132 software companies, many of which were located in Northern California. This compensation information is used to evaluate relative market position and to assist in designing programs that reward executives according to both their job function and their actual performance.

   (b) Mix of compensation.

   The Company's executive compensation program has three primary components. All three are intended to attract and retain outstanding executives and focus management on achieving or exceeding Company objectives.

   (i) Base Salary and Basic Benefits. The Committee believes that executive salaries and the basic employee benefit package must be sufficiently competitive to attract and retain key executives. Base pay and annual increases to base pay are determined primarily through an analysis of the individual's salary and total target compensation relative to compensation for similar positions within the Company and at other companies and, to a lesser extent, through a subjective analysis of individual contributions to the Company's success. Base salaries for the executive officers ranged from the 8th percentile to the 71st percentile of the salary levels in effect for similar executive positions with the technology and software companies surveyed for comparative compensation purposes. Executive officers are eligible for participation in the standard health plans and 401(k) savings plan offered by the Company to its employees generally and, except for Mr. Little and Mr. Labuda, in the Employee Stock Purchase Plan.

   (ii) Annual, Quarterly and Special Bonuses. The Committee believes that one of the key differentiators of executive compensation should be the variable portion provided by short-term cash incentive plans. The Company's executive bonus plans are designed such that if the Company performs significantly above its stated objectives, bonus awards may be significantly above the award target. If the Company performs below its stated objectives, awards may be significantly reduced, and may be eliminated altogether if performance is below defined thresholds. The Committee established a target incentive bonus amount for each executive in fiscal year 2000. This target amount was 60% of base salary for Mr. Little, 40% for Mr. Acosta, Mr. Labuda, Mr. Mosher, Mr. Michael Regan, Mr. Sommer and Ms. Annette Surtees and 30% for Mr. Mitchell Gaynor. The fiscal year 2000 executive bonuses (other than for Mr. Gaynor) were based 50% upon the achievement of individual objectives, 25% based on bookings, 12.5% on revenue and 12.5% on operating income. Performance was measured against the targets established by the Board of Directors. Performance below a specified percentage of a target would have resulted in no payment with respect to that incentive component. The minimum thresholds in fiscal year 2000 were 70% of the bookings target, for 90% of the revenue target and 125% of the operating loss target. Performance at the minimum threshold for a target would result in payment of 50% of the target amount of that component. Performance over target could result in payment of up to 200% of the applicable component. Mr. Gaynor's incentive for fiscal year 2000 was based entirely on achievement of individual objectives. Under the fiscal year 2000 incentive structure, Messrs. Little, Acosta, Labuda, Mosher and Sommer received incentive bonuses of $238,250, $122,179, $127,067, $122,179 and $122,179, respectively.

   In addition, the Compensation Committee may approve discretionary executive awards proposed by the President or a member of the Compensation Committee. Such discretionary awards are based on a subjective evaluation of an executive officer's contribution to the Company's success and are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. None of the persons serving as executive officers in fiscal year 2000 received any discretionary bonus in fiscal year 2000. In connection with their joining Portal, Mr. Acosta and Mr. Regan each received a $25,000 signing bonus.

   (iii) Long-term Incentives. These are provided through initial stock option grants at date of hire and periodic additional stock option grants. Executives realize gains only if the stock price increases over the exercise price of their options and they exercise their options. Stock options generally vest over a four-year period and the Committee believes they are instrumental in focusing executives on sustaining strong financial performance over a number of years. The initial option grant is designed to be competitive with those of comparable technology companies for the level of job the executive holds, and to motivate the executive to make the kinds of decisions and implement strategies and programs that will contribute to an increase in the Company's stock price over time. Periodic additional stock options within a competitive range for the job are granted to reflect the executive's ongoing contributions to the Company's success, to create an incentive to remain with the Company, and to provide a long-term incentive to achieve or exceed the Company's financial goals. Such options are generally granted once a year. In determining the amount of such periodic additional grants, if any, for an individual, the Committee considers the amount of options previously granted, the amount of options outstanding, the vesting schedule of the outstanding options, the aggregate amount of the outstanding options and new awards, and the relative quantities of options offered by other companies for comparable positions. During fiscal year 2000, Messrs. Little, Labuda, Mosher and Sommer, received additional option grants to purchase 400,000, 200,000, 900,000, and 240,000 shares, respectively. Special additional stock options are granted from time to time to executive officers in connection with promotions or changes in responsibilities.

   (c) Other compensation considerations.

   Because the Company believes that Company-provided benefits programs in general should be similar for all employees, perquisites are not ordinarily used to compensate its executives. In fiscal year 2000, no executive perquisites were included in the Company's compensation programs for named executive officers.

   Fiscal Year 2000 Compensation for the Chief Executive Officer. Because of Mr. Little's significant Portal stockholdings, Mr. Little's fiscal year 2000 base salary and total compensation was established by the Compensation Committee at a lower level than the average base pay for the chief executives of comparable technology companies. The total compensation of the Chief Executive Officer was designed to compensate him at market levels when financial performance targets are significantly exceeded. The target incentive portion of Mr. Little's compensation comprised 50% of total target compensation and was dependent 25% on the Company's achievement of bookings targets, 12.5% on achievement of revenue targets and 12.5% on achievement of operating profit target specified by the board of directors. The remaining 50% was based on achievement of other performance objectives specified by the Board. Mr. Little received a total of $238,250 in incentive payments for fiscal year 2000. Mr. Little was also granted an option to purchase 400,000 shares of Common Stock with an exercise price equal to the market price of the shares on the grant date. The grant is designed to provide him with a significant incentive to remain in the Company's employ and to contribute to the creation of shareholder value in the form of stock price appreciation, because the grant will not have any value unless he remains with the Company during the vesting period and the market price of the Company's common stock appreciates over the market price in effect at the time the grant was made to him.

   The Compensation Committee held three meetings in fiscal year 2000. At several of the meetings, the Chief Executive Officer made recommendations to the Compensation Committee with respect to compensation for executive officers other than himself. Although present at the meetings, the Chief Executive Officer did not participate in the deliberations concerning his compensation and awards.

   Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid to the Company's executive officers for fiscal year 2000 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2001 will exceed that limit. The Company's 1999 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation and will therefore not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

Report Submitted by:

  William T. Coleman III (through January 24, 2000)
  Arthur C. Patterson
  David C. Peterschmidt
  Edward J. Zander

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee is composed of Messrs. Patterson, Peterschmidt and Zander. Each of the current members of the Compensation Committee will receive an automatic annual stock option grant under the Company's 1999 Stock Incentive Plan. See "Election of Directors--Director Compensation."

Employment Agreements and Certain Transactions

   Under a letter agreement dated December 24, 1998, Mr. Jack L. Acosta, Portal's Chief Financial Officer, Vice President, Finance and Secretary, is to receive an annual salary of $200,000 for the fiscal year ending January 31, 2000, has received a one-time signing bonus of $25,000 and is eligible to receive up to an aggregate of $80,000 upon the achievement of certain performance milestones. Mr. Acosta was granted an option to purchase 2,160,000 shares of common stock with an exercise price of $1.3334 per share, of which 432,000 shares vested upon consummation of Portal's initial public offering and the balance of which vests monthly from the date of grant over four years of Mr. Acosta's continued employment with Portal. In the event that the employment of Mr. Acosta is terminated by Portal or its successor for any reason other than for cause, Mr. Acosta will receive one year of severance pay based on his base salary for that year.

   Under a letter agreement dated January 31, 1999, Mr. Michael E. Regan, Portal's Vice President, Professional Services, received an annual salary of $200,000 for the fiscal year ending January 31, 2000 and received a one-time signing bonus of $25,000 and is eligible to receive up to an aggregate of $80,000 upon the achievement of certain performance milestones. Mr. Regan was granted an option to purchase 1,500,000 shares of common stock with an exercise price of $5.00 per share, twenty-five percent of which will vest one year from the date of grant and the balance of which will vest in thirty-six equal monthly installments upon Mr. Regan's continued employment with Portal.

   In connection with an acquisition of Portal by merger or asset sale, Portal's repurchase right with respect to the unvested shares of common stock acquired by Mr. Mosher pursuant to the exercise of stock options issued under the 1995 Stock Option/Stock Issuance Plan will automatically lapse and the shares will vest in full, unless the repurchase right is assigned to the successor entity. If Mr. Acosta is terminated, or his role is materially diminished, within 18 months after a change in control or acquisition of Portal, all of his unvested options will vest in full. In addition, Mr. Sommer, Portal's Vice President, Marketing and Business Development, will vest in the lesser of (i) twenty-five percent of the shares purchased or purchasable under his options or (ii) fifty percent of his unvested shares upon a merger or asset sale.

   In addition, the compensation committee as plan administrator of the 1999 Stock Incentive Plan will have the authority to grant options and to structure repurchase rights under that plan so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of Portal, whether by merger, asset sale, successful tender offer for more than fifty percent of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership, with this vesting to occur either at the time of this change in control or upon the subsequent involuntary termination of the individual's service within a designated period, not to exceed 18 months, following a change in control.

Performance Graph

   The following graph and table compare the cumulative total return on a $100 investment in the Company with the cumulative total return on a $100 investment (assuming reinvestment of dividends, if any) in the NASDAQ Stock Market (U.S.) and the Chase H&Q 100 Internet Index for the period commencing on May 5 1999 (the effective date of the registration statement for Portal's initial public offering that commenced on May 6, 1999) through January 31, 2000:

                              [GRAPH APPEARS HERE]

                                                                5/5/99 1/31/2000
                                                                ------ ---------
     Portal....................................................  $100   $708.93
     Chase H&Q Internet Index..................................  $100   $178.51
     NASDAQ Stock Market (U.S.)................................  $100   $154.51

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, the Company believes that, for the reporting period from May 6, 1999 to January 31, 2000, all required Section 16(a) filings were made on a timely basis, except that a stock option grant to Mr. Sommer was reported on a Form 3 amendment and two purchases of stock pursuant to the exercise of stock options by Ms. Surtees were reported on two Form 4s that were filed after the deadline for the applicable filing.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the appointees named in the enclosed proxy card to vote in accordance with their best judgment on such matters. Under the Company's bylaws, in order for a matter (including nominations for election) to be deemed properly brought before the Annual Meeting by a stockholder, notice must be delivered to, or mailed and received by, the Secretary of the Company, not less than 120 days prior to the Annual Meeting. The stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf of the proposal is made and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. A stockholder nomination for election to the Board of Directors must contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee:

  (i) the name, age, residence, address, and business address of each proposed nominee and of each such person;

  (ii) the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person;

  (iii) the amount of stock of the corporation owned beneficially, either directly or indirectly, by each proposed nominee and each such person; and

  (iv) a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which the corporation will or may be a party.

   The presiding officer of the meeting may refuse to acknowledge any matter or nomination not made in compliance with the foregoing procedure.

Annual Report

   A copy of the Annual Report of the Company for the 2000 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

   Portal filed an Annual Report on Form 10-K with the Securities and Exchange Commission on April 28, 2000. Stockholders may obtain a copy of this report, without charge, by writing to General Counsel and Secretary of Portal at 10200 South De Anza Boulevard, Cupertino, California 95014.

                                          THE BOARD OF DIRECTORS

                                          Dated: May 29, 2000

                               Map to the meeting

                                 FORM OF PROXY

                                     PROXY
                             PORTAL SOFTWARE, INC.
                 PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of PORTAL SOFTWARE, INC., a Delaware Corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated as of May 29, 2000, and hereby appoints John E. Little, Jack Acosta and Mitchell Gaynor, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of PORTAL SOFTWARE, INC. to be held on July 26, 2000 at 10:00 a.m. local time, at The Hilton Garden Inn Cupertino, 10741 North Wolfe Road, Cupertino, CA 95014, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                    /   SEE REVERSE   /
                                                   /_____SIDE________/

                                              THE BOARD OF DIRECTORS
                                              RECOMMENDS VOTING

               FOR PROPOSAL 1
               FOR PROPOSAL 2
               FOR PROPOSAL 3


/X/  Please mark
 --  votes as in
     this example

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTOR, FOR THE APPROVAL OF EACH OF PROPOSALS 2 AND 3 SET FORTH BELOW, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

1.  Election of Class I Director
Nominee:  Arthur C. Patterson

FOR          WITHHELD

[____]       [___]                            MARK HERE  FOR  [    ]
                                              ADDRESS CHANGE
                                              AND NOTE BELOW

2. Proposal to approve an amendment                        For  Against  Abstain
   to the Amended Certificate of Incorporation to increase [ ]    [ ]      [ ]
   the authorized number of shares of Common Stock from 250,000,000 to 1,000,000,000 shares.

3. Proposal to ratify the appointment of Ernst &           For  Against  Abstain
   Young LLP as independent accountants for                [ ]    [ ]      [ ]
   the Company for fiscal year 2001.

4. In their discretion, the proxies are authorized to vote upon such other
   matter or matters which   may properly come before the meeting or any
   adjournment or adjournments thereof.

(This proxy should be marked, dated, signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


Signature: _______________ Date: ______ Signature:  _______________ Date: ______